Company contact:	Michael J. Stevens, Vice President and Chief Financial Officer 303.837.1661 or mikest@whiting.com Heather Duncan, Investor Services 303.837.1661 or heatherd@whting.com

Whiting Petroleum Announces First Quarter 2005 Operating and Financial Results
Net Income Rises to $0.88 Per Share, a 73% Increase Over First Quarter 2004
Discretionary Cash Flow Up 131%
Daily Production Climbs to 181.3 MMcfe, a 73% Increase Over First Quarter 2004

DENVER – April 25, 2005 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) today reported net income of $26.1 million, or $0.88 per share (all per share amounts are shown on both a basic and diluted basis), on total revenues of $103.5 million for the three months ended March 31, 2005. This compares to a first quarter 2004 net income of $9.6 million, or $0.51 per share, on total revenues of $46.7 million. Discretionary cash flow for the first quarter of 2005 was $64.1 million, up 131% compared to $27.7 million during the same period in 2004. A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release.

James J. Volker, Whiting Petroleum Chairman, CEO and President said: “I am delighted to report such strong financial and operating results for Whiting’s first quarter. Production was strong in the quarter, and Whiting intends to take opportunities to grow the per share metrics of the Company. A strong indication of our successful business approach is the growth we’ve realized in reserves and production per share. Whiting increased first quarter 2005 daily production per share by 10% over the first quarter of 2004. We’re also very pleased to report a 122% increase in total revenues, a 73% increase in net income per share and 131% increase in discretionary cash flow.”

Revenues and Production

Oil and gas sales for the first quarter 2005 totaled $105.5 million, an increase of $57.9 million or 121% over the same period last year. The increase in total revenue was due to increased production (60%) and higher realized crude oil and natural gas prices (40%).

Production in the first quarter was 181.3 million cubic feet equivalent (MMcfe) per day, of which 46% was natural gas. This represents a 73% increase over the same period of 2004, in which Whiting produced 104.6 MMcfe per day, of which 59% was natural gas. The production increase resulted primarily from property acquisitions completed in 2004. It was also from successful drilling and workovers. The increases were partially offset by temporary pipeline shutdowns for repairs by a gas purchaser in South Texas as well as for workover activity in the Big Stick Field in North Dakota.

The following table summarizes the Company’s net production and commodity price realizations for the 2005 and 2004 quarter ended March 31:

	Three Months Ended
	3/31/05	3/31/04	Change
Production
Natural gas (Bcf)	7.5	5.5	36%
Oil and condensate (MMBbls)	1.5	0.6	126%
Equivalent (Bcfe)	16.3	9.4	73%
Average Sales Price
Natural gas ($ per Mcf):
Price received	$5.38	$5.00	8%
Effect of hedging	--	--

Realized price after hedging	$5.38	$5.00	8%
Oil and condensate ($ per Bbl):
Price received	$44.37	$30.86	44%
Effect of hedging	(1.40)	(1.56)

Realized price after hedging	$42.97	$29.30	47%

Whiting incurred a hedging loss of $2.1 million during the first quarter of 2005 compared to the $1.0 million loss recorded during the first quarter of 2004. A summary of Whiting’s outstanding crude oil and natural gas hedges is included below.

Lease operating expense (LOE) on a unit of production basis for the first quarter of 2005 and 2004 averaged $1.28 per thousand cubic feet equivalent (Mcfe) and $1.12 per Mcfe, respectively. The increased LOE cost was primarily attributable to rising expenses for oilfield services. Production taxes in the first quarter of 2005 averaged $0.40 per Mcfe, $0.08 per Mcfe greater than the first quarter of 2004, due to higher commodity prices. The sum of LOE, production taxes, general and administrative and interest expense totaled $2.41 per Mcfe in the first quarter of 2005, $0.30 per Mcfe higher than the first quarter of 2004. First quarter 2005 oil and gas sales price, including hedging, averaged $6.34 per Mcfe. Oil and gas sales, including hedging, less LOE, production taxes, general and administrative and interest expense, totaled $3.93 per Mcfe in the first quarter 2005 and were $1.09 per Mcfe higher than the comparable period of 2004 due to higher commodity prices.

Other noteworthy events:

•	Whiting closed the $65 million Green River Basin of Wyoming Producing Property Acquisition adding 50.5 billion cubic feet equivalent (Bcfe) of proved reserves, which equates to a purchase price of $1.29 per Mcfe. Since February 2004, Whiting purchased 486 Bcfe of proved reserves at an average cost of $1.23 per Mcfe.

•	Discretionary cash flow for the first quarter totaled $64.1 million, which was $38.4 million greater than the $25.7 million Whiting spent on exploration and development capital expenditures. Whiting forecasts spending $28 million to $33 million, or approximately 22% of its 2005 capital program, during the second quarter.

•	Whiting repaid with the net proceeds from its $220 million senior subordinated notes offering which closed on April 19, 2005 and cash on hand all of its outstanding debt under its senior revolving credit facility. After the repayment, Whiting had $480 of available borrowing capacity under its senior revolving credit facility.

2005 Drilling Activity Summary

The table below summarizes Whiting’s drilling activity and capital spending through March 31, 2005.

Gross/Net Wells Drilled/Recompleted
	Successful	Unsuccessful	Total New Drilling	% Success Rate	Recompletions	Capital Spending ($ in millions)
3-Months ended 3/31/05	32/12.8	6/4.0	38/16.8	84%/76%	4/2.8	$ 25.7

Highlights of Recent Drilling Operations

Whiting realized continued success in its new Nisku A horizontal exploration project in Billings County, North Dakota. Whiting drilled or recompleted five operated horizontal casing exits in the first quarter of 2005 and participated in drilling two non-operated wells. Of the seven wells, five were successful in the Nisku A. Whiting’s net production at the end of the first quarter 2005 from the Nisku A totaled 2,300 barrels of oil equivalent (BOE) per day.

In the first quarter of 2005, in the Stuart City Reef Trend in the Gulf Coast of Texas, Whiting drilled the Julia Mott #7H well (100% working interest) in the Edwards formation. The well has been completed and is producing at a stabilized gross rate of 1.0 MMcfe per day (0.75 MMcfe per day net to Whiting). Whiting is currently drilling the Julia Mott #9 (100% working interest).

Outlook for 2005

The following statements provide a summary of certain estimates for the second quarter and full year 2005 based on current expectations. These estimates do not include any potential acquisitions Whiting may close in the remainder of 2005, but they do incorporate the Southwest Wyoming, Green River Basin property acquired for $65 million that closed March 31, 2005. Whiting’s current full-year 2005 non-acquisition capital budget is in the range of $130 to $150 million (excluding acquisition costs). Whiting expects cash flow from operations during the remainder of 2005 to exceed its estimated capital spending. Cash flow in excess of the estimated capital spending program will be utilized to acquire properties, fund additional drilling activity or reduce any bank debt incurred for acquisitions.

Based upon this anticipated range of capital spending, Whiting’s full-year 2005 production is expected to total approximately 67 to 69 Bcfe (54% oil). Second quarter 2005 production is projected to be approximately 16.8 to 17.4 Bcfe.

Based upon estimated production expenses for the remainder of 2005 are expected to fall within the ranges summarized below:

Lease operating expense	$1.25	-	$1.28
General and administrative expense	0.40	-	0.42
Interest expense and other	0.42	-	0.48
Depreciation, depletion and amortization	1.25	-	1.28
Production taxes (% of oil and gas revenues)	6.0%	-	6.5%

Hedges

Whiting has NYMEX natural gas and oil hedges, principally in the form of costless collars, as summarized below:

	Volume Hedged/Contracted		NYMEX Hedge Price Collar Range		As a Percentage
Hedges Summary	Natural Gas in MMBtu per Month	Oil in Bbl per Month	Gas ($/MMBtu)	Oil ($/Bbl)	of First Quarter 2005 Production for (Gas/Oil)
2005
Second quarter	1,500,000	250,000	$4.50 - $8.25	$37.00 -$46.65	60%/51%
Third quarter	1,500,000	250,000	$4.50 - $8.60	$35.00 -$47.25	60%/51%
Fourth quarter	1,500,000	250,000	$4.50 - $10.00	$35.00 -$65.75	60%/51%
2006
First quarter	750,000	250,000	$5.90 - $10.30	$40.00 -$51.50	30%/51%

Fixed Price Contract Summary	Natural Gas Volumes in MMBtu per Month	2005 Contract Price $/MMBtu (1)	As a Percentage of First Quarter 2005 Production
Jan. 2002- Dec. 2011	51,000	$ 4.39	2%
Jan. 2002- Dec. 2012	60,000	$ 3.89	2%

(1)	Annual 4% price escalation on fixed price contracts.

Selected Operating and Financial Statistics

	Three Months Ended Mar. 31,
	2005	2004
Selected operating statistics
Production
Natural Gas, MMcf	7,531	5,520
Oil and condensate, MBbl	1,464	649
Natural gas equivalents, MMcfe	16,315	9,414
Average Prices
Natural gas, Mcf (excluding hedging)	$5.38	$5.00
Oil, Bbl (excluding hedging)	$44.37	$30.86
Per Unit of Production Data ($/Mcfe)
Sales price (including hedging)	$6.34	$4.95
Lease operating	$1.28	$1.12
Production taxes	$0.40	$0.32
Depreciation, depletion and amortization	$1.25	$1.14
General and administrative	$0.41	$0.43
Selected Financial Data
(In thousands, Except Per Share Data)
Total revenues	$103,541	$46,720
Total costs and expenses	$61,099	$31,022
Net income	$26,055	$9,638
Per share, basic and diluted	$0.88	$0.51
Average shares outstanding, basic	29,674	18,753
Average shares outstanding, diluted	29,707	18,753
Net cash provided by operating activities	$68,999	$14,302
Net cash (used in) investing activities	$(94,322)	$(11,508)
Net cash provided by (used in) financing activities	$40,000	$(40,000)

Conference Call Time and Instructions

The Company’s management will host a conference call with investors, analysts and other interested parties on Monday, April 25, 2005 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s first quarter 2005 financial and operating results. Please call (800) 847-4038 (U.S./Canada) or (706) 634-7593 (International) to be connected to the call. Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”

A telephonic replay will be available beginning approximately two hours after the call on Monday, April 25, 2005 and continuing through Tuesday, May 3, 2005. You may access this replay at (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International) and entering the conference ID # 5486403. You may also access a web archive at www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation and Equity Oil Company. Whiting Oil and Gas Corporation and Equity Oil Company are engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountains, Permian Basin, Gulf Coast, Michigan, Mid-Continent and California regions of the United States. The Company’s stock trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, costs and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; our ability to identify and complete acquisitions and to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s First Quarter 2005 Form10-Q to be filed with the Securities and Exchange Commission.

Whiting Petroleum Corporation and Subsidiaries
Consolidated Balance Sheets
(In Thousands)

	March 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$16,337	$1,660
Accounts receivable trade, net	58,379	63,489
Deferred income taxes	12,388	2,368
Prepaid expenses and other	10,545	10,566

Total current assets	97,649	78,083

Oil and gas properties, successful efforts method:
Proved properties	1,316,750	1,225,676
Unproved properties	9,671	6,038
Other property and equipment	5,043	4,554

Total property and equipment	1,331,464	1,236,268
Less accumulated depreciation, depletion and amortization	(264,036)	(244,246)

Property and equipment, net	1,067,428	992,022

Other long-term assets	20,398	22,101

Total	$1,185,475	$1,092,206

Liabilities and Stockholders' Equity
Accounts payable	$26,121	$21,865
Oil and gas sales payables	5,201	4,987
Accrued employee benefits	2,156	7,808
Production taxes payable	8,761	8,254
Current portion of tax sharing liability	4,214	4,214
Current portion of long-term debt	3,205	3,167
Derivative liability	27,630	1,670
Income taxes payable and other liabilities	1,331	129

Total current liabilities	78,619	52,094

Long-term debt	364,321	325,261
Tax sharing liability	27,586	26,966
Production participation plan liability	10,265	9,579
Asset retirement obligations	32,958	31,639
Deferred income tax liability	49,030	34,281
Stockholders' Equity:
Common stock	30	30
Additional paid-in capital	458,800	455,635
Accumulated other comprehensive income (loss)	(16,965)	(1,025)
Deferred compensation	(4,685)	(1,715)
Retained earnings	185,516	159,461

Total stockholders' equity	622,696	612,386

Total	$1,185,475	$1,092,206

Whiting Petroleum Corporation and Subsidiaries
Consolidated Income Statements
(In Thousands, Except for Per Share Data)
(unaudited)

	Three Months Ended March 31,
	2005	2004
REVENUES:
Oil and gas sales	$105,465	$47,636
Loss on oil and gas hedging activities	(2,055)	(1,015)
Interest income and other	131	99

Total revenues	103,541	46,720

COSTS AND EXPENSES:
Lease operating	20,830	10,549
Production taxes	6,540	3,006
Depreciation, depletion and amortization	20,347	10,729
Exploration and impairment	1,398	418
General and administrative	6,728	4,001
Interest expense	5,256	2,319

Total costs and expenses	61,099	31,022

Income before income taxes and
cumulative change in accounting principle	42,442	15,698
Income tax expense:
Current	1,638	--
Deferred	14,749	6,060

Total income tax expense	16,387	6,060

Net income	$26,055	$9,638

Net income per common share, basic and diluted	$0.88	$0.51
Weighted average shares outstanding, basic	29,674	18,753
Weighted average shares outstanding, diluted	29,707	18,753

Whiting Petroleum Corporation and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In Thousands)

	Three Months Ended March 31,
	2005	2004
Net cash provided by operating activities	$68,999	$14,302
Exploration	1,398	418
Changes in working capital	(6,259)	13,007

Discretionary cash flow (1)	$64,138	$27,727

1Discretionary cash flow is computed as net income plus exploration costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, impairment of oil and gas properties and change in accounting principle less the gain on sale of properties and marketable securities. The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

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